EXHIBIT 1

          LIU CHEN MEI HUAN'S RESIGNATION LETTER DATED JANUARY 2, 1997

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                                LIU CHEN Mei Huan
                                Rm 1808, Block 17
                                  Heng Fa Chuen
                                    Chai Wan
                                    Hong Kong


                                 January 2, 1997



Board of Directors
NONA MORELLI'S II, INC.
2 Park Plaza, Suite 470
Irvine, California 92614

Gentlemen:

I hereby resign as Director of Nona Morelli's II, Inc. (the "Company") to be effective as of the date hereof.

My resignation is not because of any disagreement with management of the Company relating to the company's operations, policies or practices but, rather, due to personal demands and my wish to pursue certain other opportunities.

Sincerely,



/s/  Liu Chen Mei Huan
------------------------
     Liu Chen Mei Huan